Exhibit 10.3

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (“the Agreement”) is made by and between General Dynamics Corporation (“the Corporation”) and Mr. Walter M. Oliver (“Executive”) (together “the Parties”) this 7th day of June, 2007 (“the Effective Date”).

Recitals

WHEREAS, Executive is currently an Officer of the Corporation and its Senior Vice President for Human Resources and Administration;

WHEREAS, the Board of Directors of the Corporation understands that Executive is considering retirement during 2009 and anticipates that the individuals holding the positions of Chief Executive Officer and General Counsel of the Corporation also may retire in or about 2009;

WHEREAS, the Board of Directors of the Corporation desires to facilitate an orderly transition of responsibilities for the positions being vacated by the retiring senior executives;

WHEREAS, Executive has previously signed certain Incentive Stock Option Agreements, Non-Statutory Stock Option Agreements, and Restricted Stock Agreements (“the Equity Agreements”) pursuant to the General Dynamics Equity Compensation Plan (“the EC Plan”) which provide for forfeiture and pro-ration of prior equity grants upon retirement; and

WHEREAS, the Board of Directors of the Corporation desires for Executive to remain in his current position until December 31, 2009.

Terms

NOW, THEREFORE, the Parties agree as follows:

1. Retention Period. The Retention Period begins on the Effective Date and ends on December 31, 2009, at which time the employment relationship between Executive and the Corporation will terminate and Executive will retire. Executive will tender his resignation as an Officer of the Corporation effective as of the earlier of the last active date of his employment or the end of the Retention Period.

2. Retention Incentive. Upon Executive’s satisfaction of the eligibility requirements set forth in Paragraph 3 below at the conclusion of the Retention Period, the Corporation agrees:

(a)	to pay Executive a bonus in respect of the 2009 calendar year in an amount not less than the bonus paid to Executive in respect of 2008, at the time 2009 bonuses are paid to other executives of the Corporation, but in no event later than March 15, 2010;
(b)

notwithstanding any other provision of the EC Plan or the Equity Agreements, to treat Executive’s termination from employment on or after December 31, 2009 as a retirement with the consent of the Chief

Executive Officer for purposes of the EC Plan and the Equity Agreements; and
(c)	notwithstanding any other provision of the EC Plan or the Equity Agreements, to cause any equity award Executive received from the Corporation that has not yet vested to vest in full, without pro-ration.

3. Eligibility Requirements. To be eligible for the Retention Incentive, Executive must, except as provided in Paragraphs 4 and 5 below, remain continuously and actively employed in his current position from the Effective Date through the end of the Retention Period. Executive will be ineligible for the Retention Incentive if he is terminated for Cause or voluntarily resigns prior to the end of the Retention Period.

4. Termination without Cause. If Executive’s employment with the Corporation is terminated without Cause before December 31, 2009, Executive shall be eligible for the Retention Incentive. For purposes of this Agreement, “Cause” shall mean the termination of Executive’s employment as a direct result of (a) the commission of a felony or a crime involving dishonesty or fraud which materially and adversely affects the Corporation or any of its affiliates; (b) a material violation of the Corporation’s standards of business ethics and conduct; or (c) Executive’s intentional and continual failure to perform (other than for reasons due to disability or death) the duties for which he is reasonably responsible for a period of 30 days or more after receipt of written notice identifying such failure.

5. Disability or Death. In the event that Executive dies or becomes permanently disabled during the Retention Period, he (or his estate, as applicable) will become eligible for the Retention Incentive as of the date the Company receives formal notice of Executive’s death or permanent disability, provided that Executive has remained continuously and actively employed by the Company in accordance with Paragraph 3 above, through the date of such death or disability, and Executive (through his estate or legal representative) has otherwise satisfied the requirements of this Agreement.

6. Change in Control. In the event that Executive’s employment is terminated during the Retention Period as a result of a change in control as defined under Executive’s Severance Protection Agreement dated October 16, 2002, the terms of the Severance Protection Agreement shall apply, and this Agreement shall be of no further force or effect.

7. At-Will Employment. Notwithstanding the foregoing, the Executive and the Corporation are free to terminate the employment relationship between them at any time on 30 days written notice, subject to the provisions above regarding payment of the Retention Incentive in the event of termination without Cause.

8. Cooperation. In view of Executive’s exposure to confidential and/or privileged information in the course of his employment, Executive agrees to promptly notify the Corporation’s General Counsel if, on or after Executive’s last day of active employment, Executive is summoned or subpoenaed to testify or otherwise requested to provide information in a court action, administrative proceeding or government audit or investigation relating to the Company. Executive also agrees to provide reasonable cooperation to the Corporation in connection with any such action, proceeding, investigation or audit with respect to which Executive may have relevant knowledge or information.

9. Entire Agreement. This Agreement represents the entire agreement and supersedes all prior agreements, written or oral, between Executive and the Corporation relating to the subject matter of the Retention Incentive. Nothing in this Agreement supersedes or nullifies the Executive’s Severance Protection Agreement dated October 16, 2002, or any obligations Executive has regarding intellectual property or confidential, proprietary, or trade secret information belonging to the Corporation. Similarly, nothing in this Agreement supersedes or nullifies any obligation that Executive has under the Equity Agreements, which remain in full force and effect except to the extent expressly modified by this Agreement.

10. Amendment and Modification. This Agreement may not be amended or modified in whole or in part, except by an agreement in writing signed by both Parties. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

11. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without reference to its principles regarding conflicts of law.

ATTEST:	GENERAL DYNAMICS CORPORATION

/s/ David A. Savner	By:	/s/ Nicholas D. Chabraja
Nicholas D. Chabraja, Chairman and Chief Executive Officer

ATTEST:	WALTER M. OLIVER

/s/ David A. Savner	By:	/s/ Walter M. Oliver

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